UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

AUDENTES THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Audentes Therapeutics, Inc. to be held at Audentes’ corporate headquarters at 600 California Street, 17th Floor, San Francisco, California 94108, on Friday, June 7, 2019 at 9:00 a.m. (Pacific Time).

The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the Internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 26, 2019, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our Proxy Statement for our 2019 Annual Meeting of Stockholders and our 2018 Annual Report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important.

Whether or not you plan to attend the meeting in person, please vote on the Internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the meeting.

Sincerely,

Matthew Patterson
Chief Executive Officer and Chairman

AUDENTES THERAPEUTICS, INC.

600 California Street, 17th Floor
San Francisco, California 94108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2019

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Audentes Therapeutics, Inc. will be held at Audentes’ corporate headquarters at 600 California Street, 17th Floor, San Francisco, California 94108, on Friday, June 7, 2019 at 9:00 a.m. (Pacific Time).

We are holding the meeting for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.

To elect three Class III directors, each to serve three-year terms through the third annual meeting of stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
3.	To hold a non-binding advisory vote on the compensation paid by us to our Named Executive Officers as disclosed in this Proxy Statement.
4.	To hold a non-binding advisory vote on whether future non-binding advisory votes on the compensation paid by us to our Named Executive Officers should be held every one, two or three years.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as an Audentes Therapeutics, Inc. stockholder is very important. Each share of common stock that you own represents one vote.

Whether or not you expect to attend the meeting, we encourage you to read the Proxy Statement and vote through the Internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” in the Proxy Statement and the instructions on the Notice of Internet Availability of Proxy Materials.

Sincerely,

Matthew Patterson
Chief Executive Officer and Chairman

San Francisco, California

April 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2019: The Proxy Statement and our 2018 Annual Report on Form 10-K are available at investors.audentestx.com.

AUDENTES THERAPEUTICS, INC.

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

i

AUDENTES THERAPEUTICS, INC.

600 California Street, 17th Floor

San Francisco, California 94108

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

June 7, 2019

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of Audentes Therapeutic, Inc.’s board of directors for use at Audentes’ 2019 Annual Meeting of Stockholders (Annual Meeting) to be held at Audentes’ corporate headquarters at 600 California Street, 17th Floor, San Francisco, California 94108, on Friday, June 7, 2019 at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 26, 2019, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

GENERAL INFORMATION ABOUT THE MEETING

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this Proxy Statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 15, 2019, the record date, will be entitled to vote at the meeting. At the close of business on April 15, 2019, 44,025,342 shares of common stock were outstanding and entitled to vote.

In order to hold the meeting and conduct business, the holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 15, 2019, the record date. You may vote all shares owned by you at such date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 15, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the Internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 15, 2019, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast at the meeting. This means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or three of the nominees or “WITHHOLD” your vote with respect to one, two or three of the nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal. Approval on an advisory basis of the compensation for our Named Executive Officers for the year ended December 31, 2018 will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal.  The advisory vote on the frequency of holding an advisory vote on the compensation for our Named Executive Officers will be approved on an advisory basis by a plurality of the votes cast at the meeting. This means that the option of either “1 YEAR,” “2 YEARS,” or “3 YEARS” that receives the highest number of “FOR” votes will be the approved frequency. The advisory votes are non-binding in nature.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding or abstention) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or abstention or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors, the ratification of the appointment of KPMG LLP, the approval on an advisory basis of the compensation paid by us to our Named Executive Officers, or the advisory vote regarding the frequency of future advisory votes for executive compensation.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote:

•	FOR the election of each of the Class III directors named in this Proxy Statement (Proposal 1);
•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2);

•	FOR the non-binding advisory vote regarding the compensation paid by us to our Named Executive Officers (Proposal 3); and
•	ONE YEAR on the non-binding advisory vote regarding the frequency of future non-binding advisory votes for the compensation paid by us to our Named Executive Officers (Proposal 4).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person – we will provide a ballot to stockholders who attend the meeting and wish to vote in person;
•	vote through the Internet or by telephone – in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or
•

vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2019. Submitting your proxy, whether by telephone, through the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 4, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN”. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again through the Internet or by telephone; or
•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet;
•	instruct us to mail paper copies of our future proxy materials to you; and
•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge in the Investors + Media section of the Audentes website at www.audentestx.com.

Board Composition and Leadership Structure

Our Chief Executive Officer is the Chairman of our board of directors. This allows the board of directors to benefit from Mr. Patterson’s in-depth knowledge of our business and industry and his ability to formulate and implement strategic initiatives. As Chief Executive Officer, Mr. Patterson is also intimately involved in our day-to-day operations and is thus in a position to elevate the most critical business issues for consideration by the board of directors.  Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Patterson brings company-specific experience and expertise. Our board of directors believes that Mr. Patterson’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Our Lead Independent Director, Mr. Lange, was appointed in October 2018. Among other responsibilities, as Lead Independent Director, Mr. Lange attends and chairs most of the regularly scheduled meetings at which only our independent directors are present, serves as a liaison between our Chief Executive Officer and the independent directors, has authority to call meetings of the Board or of the independent directors or stockholders, and performs such additional duties as our board of directors may otherwise determine and delegate.

Board’s Role in Risk Oversight

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board of directors meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. Additionally, the compensation committee assists our board of directors in assessing risks created by the incentives inherent in our compensation policies.

Director Independence

Our common stock is listed on The Nasdaq Global Market, or Nasdaq. Under the rules of the Nasdaq Stock Market, independent directors must constitute a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be an “independent director”. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Dr. Goldberg, Ms. Jarrett, Dr. Lange, Mr. Morrison, Dr. Schuetz and Ms. Smith, representing six of our seven directors, are “independent directors” as defined under the applicable rules and regulations of the SEC, and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates.

Committees of Our Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the investor relations section of our website at www.audentestx.com.

Audit Committee

Our audit committee is composed of Ms. Jarrett, Mr. Morrison and Dr. Schuetz. Mr. Morrison is the chairperson of our audit committee. Ms. Jarrett, Mr. Morrison, and Dr. Schuetz each meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that each member of our audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	reviewing and approving related person transactions;
•	selecting and hiring our registered independent public accounting firm;
•	the qualifications, independence and performance of our independent auditors; and
•	the preparation of the audit committee report to be included in our annual Proxy Statement.

Compensation Committee

Our compensation committee is composed of Dr. Lange, Dr. Goldberg and Ms. Smith. Dr. Lange is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of this committee is (i) an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and (ii) a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans; and
•	making recommendations to our board of directors regarding any other board of director responsibilities relating to executive compensation.

Our compensation committee retained an independent compensation consultant, Compensia, to assist in structuring our executive officer and director compensation for 2018. Compensia provided our compensation committee with market data and analyses from a peer group of biotechnology companies with product candidates in a similar stage of development and similar financial and size characteristics. Compensia has not provided our company or our compensation committee with any other services during 2018 that would compromise its independence or pose a conflict of interest.

The compensation committee has delegated authority, in accordance with applicable law, rules and regulations, and our governing documents, to an equity awards committee composed of our Chief Executive Officer to grant certain types of equity awards to employees who are not executive officers or directors under our 2016 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is composed of Ms. Jarrett and Ms. Smith. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our board of directors;
•	overseeing the process of evaluating the performance of our board of directors; and
•	advising our board of directors on other corporate governance matters.

Codes of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct is posted on the investor relations section of our website at www.audentestx.com. The reference to our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2018.

Board and Committee Meetings and Attendance

The board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2018, the board of directors held four meetings, including telephonic meetings, the audit committee held four meetings, the compensation committee held five meetings and the nominating and corporate governance committee held one meeting. During 2018, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors during his or her tenure and the total number of meetings held by all committees of the board of directors on which such director served during his or her tenure. The independent members of the board of directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our board of directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our board of directors. Two directors attended our 2018 annual meeting of stockholders.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary, Audentes Therapeutics, Inc., 600 California Street, 17th Floor, San Francisco, California 94108.

All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the board of directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the board of directors.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to the board of directors for board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified board of directors. Candidates may come to our attention through current members of our board of directors, professional search firms, stockholders or other persons.

The nominating and corporate governance committee will recommend to the board of directors for selection all nominees to be proposed by the board of directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the board of directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the board of directors to fill interim director vacancies.

Our board of directors encourages selection of directors who will contribute to our company’s overall corporate goals. The nominating and corporate governance committee may from time to time review and recommend to the board of directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in life sciences and biotechnology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective board of directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the board of directors, the nominating and corporate governance committee considers these factors in the light of the specific needs of the board of directors at that time.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the nominating and corporate governance committee considers director tenure. We value diversity on a company-wide basis, but have not adopted a specific policy regarding board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our board of directors who meet the minimum qualifications as described above. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the board of directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Audentes Therapeutics, Inc., 600 California Street, 17th Floor, San Francisco, California 94108. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the nominating and corporate governance committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, for the stockholder notice to be timely, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 105th day prior to the currently proposed annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors in the year ended December 31, 2018. Mr. Patterson, our Chief Executive Officer, received no compensation for his service as a director in the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Mark Goldberg	40,740	768,220	808,960
Jennifer Jarrett	51,630	250,920	302,550
Louis Lange	45,623	250,920	296,543
Scott Morrison	55,000	250,920	305,920
Kush Parmar(3)	47,527	250,920	298,447
Thomas Schuetz	47,500	250,920	298,420
Julie Smith	49,375	250,920	300,295
Stephen Squinto(4)	1,233	—	1,233
(1)

As of December 31, 2018, each of Dr. Lange and Mr. Parmar held outstanding options to purchase 37,000 shares of common stock with a weighted-average exercise price of $24.12 per share; Ms. Jarrett held outstanding options to purchase 37,000 shares of common stock with a weighted-average exercise price of $23.96 per share; Ms. Smith held outstanding options to purchase 37,000 shares of common stock with a weighted-average exercise price of $25.49 per share; Dr. Goldberg held outstanding options to purchase 32,500 shares of common stock with a weighted-average exercise price of $35.93 per share; Mr. Morrison held outstanding options to purchase 61,635 shares of common stock with a weighted-average exercise price of $17.47 per share; and Dr. Schuetz held outstanding options to purchase 51,691 shares of common stock with a weighted-average exercise price of $15.16 per share.

(2)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the directors during the year ended December 31, 2018 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the options.

(3)	Mr. Parmar resigned from our board of directors on November 5, 2018.
(4)	Dr. Squinto resigned from our board of directors on January 10, 2018.

During 2018, each of our non-employee directors received an annual retainer of $40,000. Additionally, the chairpersons of our audit, compensation and nominating and corporate governance committees received an additional annual payment of $15,000, $10,000 and $7,500, respectively; and the other members of our audit, compensation and nominating and corporate governance committees received an additional annual payment of $7,500, $5,000 and $3,750, respectively.

For their service in 2018, each of our continuing non-employee directors also received an annual stock option grant to purchase 10,000 shares of common stock, such stock option vesting in full on the earlier of next annual meeting of stockholders or the one-year anniversary of the grant date, subject to the director’s continued service. Additionally, if there were any new non-employee directors in 2018, each would have received a stock option to purchase 20,000 shares of common stock, which stock options would have vested in equal monthly installments over three years, subject to the director’s continued service on each vesting date.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

Our board of directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2020 and 2021, respectively. Our nominating and corporate governance committee recommended to our board of directors, and our board of directors nominated Mr. Morrison, Mr. Patterson and Ms. Smith, each an incumbent Class III director, for election as Class III directors at the Annual Meeting. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the Class III nominees be elected as a Class III director for a three-year term expiring at the 2021 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Each director will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one, two or three of the nominees or “WITHHOLD” your vote with respect to one, two or three of the nominees. Shares represented by proxies will be voted “FOR” the election of each of the Class III nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than three directors.

Nominees to the Board of Directors

The nominees and their ages as of April 15, 2019 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Position and Class
Scott Morrison(1)	61	Director, Class III
Matthew Patterson	47	Chief Executive Officer and Chairman, Class III
Julie Anne Smith(2)(3)	48	Director, Class III
(1)	Chairman of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Scott Morrison has served as a member of our board of directors since December 2015. From 1996 to December 2015, Mr. Morrison was a partner with Ernst & Young LLP, a public accounting firm, where he also served as U.S. Life Sciences Leader from 2002 to December 2015. Mr. Morrison has served life sciences companies since 1980. Mr. Morrison serves on the board, chairs the audit committees and is a member of the compensation committees of Global Blood Therapeutics Inc. and Corvus Pharmaceuticals, Inc. Mr. Morrison serves on the board of directors and chairs the audit committees of Ideaya Biosciences, Inc. and Symic Bio. Mr. Morrison has held roles on the boards of directors of numerous life sciences industry organizations, including the Biotechnology Institute, the Life Sciences Foundation, the Bay Area Biosciences Association and the Emerging Companies Section of the Biotechnology Innovation Organization. He holds a B.S. in Business Administration from the University of California-Berkeley and is a certified public accountant (inactive). Our board of directors believes that Mr. Morrison’s extensive experience in public accounting and the life sciences industry qualifies him to serve on our board of directors.

Matthew Patterson is a co-founder of Audentes and has served as our Chief Executive Officer and a director since our inception in November 2012, and as Chairman of our board of directors since November 2018.  Prior to Audentes, Mr. Patterson was an Entrepreneur-In-Residence at OrbiMed, and previously worked at Amicus Therapeutics, Inc., BioMarin Pharmaceutical Inc. and Genzyme Corporation. Mr. Patterson currently serves as Chairman of the Alliance for Regenerative Medicine (ARM), the international advocacy organization representing the gene and cell therapy and broader regenerative medicine sector. He is a member of the Board of Directors for Homology Medicines, Inc. and Modis Therapeutics, Inc. Mr. Patterson received his B.A. in Biochemistry from Bowdoin College. Our board of directors believes that Mr. Patterson should serve as a director due to the perspective he brings as our founder and his expertise in the fields of business, biotechnology and drug development.

Julie Anne Smith has served as a member of our board of directors since December 2016. Ms. Smith is the President and Chief Executive Officer of E-Scape Bio, Inc., a biotechnology company developing novel small-molecule therapeutics for inherited neurodegenerative diseases. Previously, Ms. Smith served as the President and Chief Executive Officer at Nuredis, Inc., and President and Chief Executive Officer at Raptor Pharmaceutical Corp., a public, commercial stage biopharmaceutical company focused on developing and commercializing treatments for orphan diseases, which she joined in September 2012. Prior to joining Raptor, Ms. Smith served as the Chief Commercial Officer at Enobia Pharmaceuticals until May 2012 after its acquisition by Alexion Pharmaceuticals, Inc. Previously, Ms. Smith served in positions of increasing responsibility at Jazz Pharmaceuticals, Genzyme, Novazyme and Bristol-Myers Squibb. Ms. Smith currently serves as an independent director of Exelixis. She previously served as Director on the Health and Emerging Companies Sections of the Biotechnology Industry Organization (BIO) board. Ms. Smith holds a B.S. in Biological and Nutritional Sciences from Cornell University. Our board of directors believes that Ms. Smith’s extensive executive level experience at biotechnology companies qualifies her to serve on our board of directors.

Continuing Directors

The directors who are serving for terms that end following the 2019 Annual Meeting and their ages are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Position and Class
Mark Goldberg, M.D.(2)	64	Director, Class I
Jennifer Jarrett(1)(3)	48	Director, Class I
Louis Lange, M.D., Ph.D.(2)	70	Director, Class II
Thomas Schuetz, M.D., Ph.D.(1)	58	Director, Class I
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Mark Goldberg, M.D. has served as a member of our board of directors since December 2017. Previously, Dr. Goldberg served as a director of Synageva Biopharma, a rare disease biopharmaceutical company, from 2008, before joining its executive management team in September 2011 and eventually serving as Executive Vice President, Medical and Regulatory Strategy, until its acquisition by Alexion Pharmaceuticals, Inc. in June 2015. Prior to Synageva, Dr. Goldberg served at Genzyme Corporation as Chairman of the Early Product Development Board and as Senior Vice President for Clinical Development and Global Therapeutic Group Head for Oncology and Personalized Genetic Health. Dr. Goldberg also serves on the board of directors of ImmunoGen, Inc., GlycoMimetics, Inc., Idera Pharmaceuticals, Inc. and Blueprint Medicines Corporation, and previously served on the board of directors of aTyr Pharma, Inc. and the New England Division of the American Cancer Society. Dr. Goldberg currently serves as Chair of the Eastern New England Board of the American Cancer Society and was elected to serve as a member of the national board of directors of the American Cancer Society from January 2019. He is also an Associate Professor of Medicine at Harvard Medical School and is a board-certified medical oncologist and hematologist. Dr. Goldberg was formerly a full-time staff physician at Brigham and Women’s Hospital and the Dana-Farber Institute, where he still holds appointments. Dr. Goldberg holds an A.B. from Harvard College and an M.D. from Harvard Medical School. Our board of directors believes that Dr. Goldberg’s extensive experience in oncology, rare disease and gene therapy development and the biotechnology industry qualifies him to serve on our board of directors.

Jennifer Jarrett has served as a member of our board of directors since June 2017. Ms. Jarrett currently serves as the Vice President, Corporate Development and Capital Markets of Uber Technologies, Inc. Prior to Uber, Ms. Jarrett served as the Chief Financial and Operating Officer of Arcus Biosciences, Inc., an immunotherapy biopharmaceutical company, since March 2017. Previously, Ms. Jarrett served as Chief Financial Officer of Medivation, Inc., a small molecule biopharmaceutical company, from April 2016 until the company’s purchase by Pfizer, Inc. in September 2016. Prior to Medivation, Ms. Jarrett served as Managing Director at Citigroup from July 2010 to April 2016, where she was responsible for building and managing Citigroup’s West Coast life sciences investment banking practice. Prior to Citigroup, Ms. Jarrett was a Managing Director in Credit Suisse’s Health Care Group focused on the biotechnology sector. Ms. Jarrett also serves on the board of directors of Arcus Biosciences, Inc., Arena Pharmaceuticals, Inc. and Syndax Pharmaceuticals, Inc. She earned a B.A. in economics, cum laude, from Dartmouth College and holds an M.B.A. from the Stanford Graduate School of Business. Our board of directors believes that Ms. Jarrett should serve as a director due to her extensive experience in the life science industry and financial management of life science companies.

Louis Lange, M.D., Ph.D. has served as a member of our board of directors since August 2015. Dr. Lange is currently a general partner at Asset Management Ventures, an investment firm, where he has worked since June 2009. Dr. Lange was the co-founder and served as the President and Chief Executive Officer of Cardiogen Sciences, Inc., a biotechnology company, from April 2014 until it was acquired by us in August 2015. Dr. Lange also co-founded CV Therapeutics, Inc. in 1990 and served as the Chairman, Chief Executive Officer and Chief Scientific Officer until it was acquired by Gilead Sciences, Inc. in 2009. Dr. Lange has also served as the Chief of Cardiology and Professor of Medicine at Jewish Hospital at Washington University. Dr. Lange served on the board of directors of Maxygen, Inc. from December 2005 to August 2013, CymaBay Therapeutics, Inc. from November 2003 to October 2015, and Esperion Therapeutics, Inc. from February 2010 to May 2014. Dr. Lange also serves as a member of the Board of Trustees at the University of Rochester, The Gladstone Foundation, is a senior advisor to Gilead and was on the board of directors of BIO (the trade organization of biotech companies) from 1998 to 2009, as well as other private companies. Dr. Lange holds a B.A. from the University of Rochester, an M.D. from Harvard Medical School and a Ph.D. from Harvard University. Our board of directors believes that Dr. Lange’s deep experience in molecular cardiology and biotechnology business development qualifies him to serve on our board of directors.

Thomas Schuetz, M.D., Ph.D., is our co-founder and has served as a member of our board of directors since July 2013. Dr. Schuetz is currently the Chief Executive Officer of Compass Therapeutics, LLC, a biotechnology company, where he has worked since July 2014. Previously, Dr. Schuetz was a consultant in the biotechnology industry from May 2012 to June 2014, including a consultant for us from July 2012 to June 2013. Prior to consulting, Dr. Schuetz was a venture partner at OrbiMed, a healthcare investment firm, where he worked from November 2007 to May 2012. Dr. Schuetz has also served as the Chief Medical Officer of Therion Biologics Corporation and the Vice President of Clinical Affairs at Transkaryotic Therapies, Inc. (now Shire Pharmaceuticals, Inc.). Dr. Schuetz has served as the Chief Medical Resident at Massachusetts General Hospital and completed a medical oncology fellowship at the Dana-Farber Cancer Institute. Dr. Schuetz previously served on the board of directors of Relypsa, Inc. Dr. Schuetz holds a B.S. from Xavier University, an M.D. from Harvard Medical School and a Ph.D. from Harvard University. Dr. Schuetz is Board Certified in Medical Oncology. Our board of directors believes that Dr. Schuetz’s clinical and executive experience and medical background qualify him to serve on our board of directors.

There are no familial relationships among any of our directors and executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED CLASS III DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected KPMG LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019. KPMG LLP audited our financial statements for the fiscal years ended December 31, 2018 and 2017. We expect that representatives of KPMG LLP will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Our audit committee is submitting the selection of KPMG LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and the interests of our stockholders.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2018 and 2017.

Principal Accountant Fees and Services

Fees Billed to Audentes	Fiscal Year 2018	Fiscal Year 2017
Audit fees(1)	$1,187,000	$675,000
Tax fees(2)	—	—
All other fees(3)	—	—
Total fees	$1,187,000	$675,000
(1)

“Audit fees” include fees for professional services provided by KPMG LLP in connection with the audit of our consolidated financial statements, including accounting consultation, review of our quarterly consolidated financial statements, and related services that are typically provided in connection with registration statements. The increase in audit fees in 2018 was primarily due to our first year of compliance as required by Section 404(b) of the Sarbanes-Oxley Act.  The fees for 2018 also included services associated with our follow-on offerings of common stock in January and October 2018.  The fees in 2017 included services associated with our follow-on offering of common stock in April 2017.

(2)	“Tax fees” include fees related to tax due diligence.
(3)	“All other fees” include fees related to due diligence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee must pre-approve all services to be performed for us by KPMG LLP. Pre-approval is granted usually at regularly scheduled meetings of the audit committee. If unanticipated items arise between regularly scheduled meetings of the audit committee, the audit committee has delegated authority to the chairman of the audit committee to pre-approve services, in which case the chairman communicates such pre-approval to the full audit committee at its next meeting for ratification. The audit committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During 2018 and 2017, all services billed by KPMG LLP were pre-approved by the audit committee in accordance with this policy, and all services which were pre-approved by the chairman of the audit committee were subsequently ratified by the audit committee.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

General

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote, on a non-binding advisory basis, on the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” proposal.

Our compensation committee, which is responsible for designing and administering our executive compensation program, has designed our compensation policies and programs to attract and retain senior executive management, to motivate their performance toward clearly defined corporate goals and to align their long-term interests with those of our stockholders. In addition, our compensation committee believes that maintaining and improving the quality and skills of our management and appropriately incentivizing their performance are critical factors affecting our stockholders’ realization of long-term value. We encourage you to carefully review the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for additional details on our compensation of our Named Executive Officers, including our compensation philosophy and objectives, as well as the processes the compensation committee used to determine the structure and amounts of the compensation of our Named Executive Officers.

We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Audentes Therapeutics, Inc.’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated under the Securities Act of 1933, as amended, including the “Executive Compensation — Compensation Discussion and Analysis,” compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2019 Annual Meeting of Stockholders, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on us, our board of directors, or our compensation committee. Our board of directors and compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this proposal on an advisory basis.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3, APPROVING THE COMPENSATION PAID BY US TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

General

As required pursuant to Section 14A of the Exchange Act, this proposal affords stockholders the opportunity to cast a non-binding advisory vote on how often we should include a say-on-pay vote in our proxy materials for future annual stockholder meetings. Under this proposal, stockholders may vote to have the say-on-pay vote conducted every year, every two years, or every three years, or may abstain from voting on this proposal.

Our board of directors believes that a say-on-pay vote should be conducted every year, on an annual basis. Our board of directors believes that an annual advisory vote on the compensation of our Named Executive Officers will allow our stockholders to provide us with their direct input on our compensation philosophy and objectives as disclosed in the Proxy Statement every year. Additionally, an annual advisory vote on the compensation of our Named Executive Officers is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy and objectives.

The say-on-frequency vote is advisory, and therefore not binding on us, our board of directors, or our compensation committee. Our board of directors and compensation committee value the opinions of our stockholders and will take into account the outcome of this vote when considering how frequently we should conduct an advisory say-on-pay vote on the compensation of our Named Executive Officers.

Vote Required and Board of Directors Recommendation

The non-binding vote on the frequency of future say-on-pay votes will be determined by an affirmative vote of a plurality, or the largest number, of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote. This means that the frequency receiving the highest number of affirmative votes will be determined to be the preferred frequency for holding future advisory say-on-pay votes on executive compensation.

Our board of directors recommends a vote for the “ONE YEAR” option as the frequency of the advisory vote on named executive officer compensation.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The audit committee has reviewed and discussed with our management and KPMG LLP our audited consolidated financial statements as of and for the year ended December 31, 2018. The audit committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The audit committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited consolidated financial statements as of and for the year ended December 31, 2018 be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Scott Morrison (Chair)

Jennifer Jarrett

Thomas Schuetz

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of April 15, 2019:

Name	Age	Position
Executive Officers:
Matthew Patterson	47	Chief Executive Officer and Chairman
Natalie Holles	46	President and Chief Operating Officer
Thomas Soloway	52	Executive Vice President and Chief Financial Officer
Suyash Prasad, M.B.B.S., F.F.P.M.	49	Senior Vice President and Chief Medical Officer
Mark Meltz	45	Senior Vice President and General Counsel
Eric Mosbrooker	52	Senior Vice President and Chief Commercial Officer

Matthew Patterson  Mr. Patterson’s biographical information is set forth above under the heading “Proposal No. 1, Election of Class III Directors.”

Natalie Holles has served as our President and Chief Operating Officer since May 2018.  She previously served as our Senior Vice President, Chief Operating Officer since August 2015. Previously, Ms. Holles served as Senior Vice President, Corporate Development at Hyperion Therapeutics, Inc., a rare disease pharmaceutical company, from June 2013 through its acquisition by Horizon Pharma, plc in May 2015. From August 2012 until June 2013, Ms. Holles served as the Executive Vice President, Corporate Development at Immune Design, Inc., an immunotherapy company, and from December 2010 to June 2013, Ms. Holles served as an independent life sciences corporate development consultant. Earlier in her career, Ms. Holles served as the Vice President, Business Development at KAI Pharmaceuticals, Inc., which was acquired by Amgen in 2012, and previously held corporate development and commercial roles at InterMune, Inc. and Genentech, Inc. Ms. Holles holds an A.B. from Stanford University and an M.A. in molecular, cellular and developmental biology from the University of Colorado, Boulder, where she was a Howard Hughes Medical Institute Predoctoral Fellow.

Thomas Soloway has served as Chief Financial Officer since October 2015 and our Executive Vice President since February 2019. He previously served as our Senior Vice President from October 2015 to February 2019. Prior to joining us, Mr. Soloway served as the Senior Vice President and Chief Financial Officer of Ascendis Pharma A/S from January 2014 until September 2015. Prior to Ascendis, Mr. Soloway co-founded Transcept Pharmaceuticals, Inc., a biotechnology company, in 2002. At Transcept, Mr. Soloway held various positions, including Chief Financial Officer and Executive Vice President, Chief Operating Officer. Prior to joining Transcept, Mr. Soloway financed and advised early stage healthcare and life sciences companies as a Principal at Montreux Equity Partners. Mr. Soloway holds a B.S. from the University of Southern California and an M.B.A. from Georgetown University.

Suyash Prasad, M.B.B.S., F.F.P.M., has served as our Senior Vice President and Chief Medical Officer since February 2014. Prior to joining us, Dr. Prasad served as Senior Group Medical Director, Development Sciences at BioMarin Pharmaceutical, Inc., a rare genetic disease biotechnology company, from December 2010 to February 2014. Prior to joining BioMarin, Dr. Prasad served as the Director Global Medical Affairs, Personalized Genetic Health at Genzyme Corporation, a genetic disease biotechnology company, from January 2009 to December 2010 and in a country Medical Director role at Genzyme prior to that. He has also served as a senior clinical research physician at Eli Lilly. Prior to these roles, Dr. Prasad worked as a pediatrician at pediatric centers of excellence in the United Kingdom and Australia. Dr. Prasad is also an elected Fellow to the Faculty of Pharmaceutical Medicine of the Royal College of Physicians, United Kingdom. Dr. Prasad holds a degree from the University of Newcastle-upon-Tyne, United Kingdom and a Diploma from the Faculty of Pharmaceutical Medicine of the Royal Colleges of Physicians of the United Kingdom. Dr. Prasad is a United Kingdom board certified physician and is a member of the Royal College of Physicians and the Royal College of Paediatrics and Child Health.

Mark Meltz has served as our Senior Vice President and General Counsel since March 2019. Prior to joining us, Mr. Meltz worked at PaxVax, Inc., a specialty vaccines company, where he served as Executive Vice President and Chief Business Development and Legal Officer from January 2017 to March 2019 and Executive Vice President and Chief Legal Officer from June 2014 to January 2017. From April 2012 to June 2014, Mr. Meltz served in numerous roles in the Legal Department of Biogen Idec (now Biogen), a neuroscience biotechnology company, including as the lead Lawyer for the Global Medical Affairs Group and as the lead U.S. Commercial Lawyer for Tecfidera® and Tysabri®. Earlier in his career, Mr. Meltz served as the Head of Legal for the North America and Americas Regions at Novartis Vaccines and practiced law at the international law firm Bingham McCutchen LLP (now part of Morgan Lewis & Bockius LLP). Mr. Meltz earned his Juris Doctor from Boston College Law School, Magna Cum Laude, and his B.A. with Departmental Honors in Psychology from Yale University.

Eric Mosbrooker has served as our Senior Vice President and Chief Commercial Officer since January 2019. Prior to joining us, from August 2018 to December 2018, Mr. Mosbrooker served first as Chief Commercial Officer and later as Chief Operating Officer at Origin Biosciences, a subsidiary of BridgeBio Pharma LLC focused on developing a rare pediatric metabolic disorder treatment. From November 2016 to April 2018, following its acquisition of Raptor Pharmaceuticals Corp, he served at Horizon Pharma plc as Group Vice President and GM and later as Senior Vice President and GM. Prior to the acquisition by Horizon Pharma, Mr. Mosbrooker served in various positions at Raptor Pharmaceuticals from November 2012, including Senior Vice President of Americas & Asia Pacific from March 2016 to November 2016. Prior to Raptor, Mr. Mosbrooker served as commercial operations and market access lead for STRENSIQ® at Alexion and Enobia Pharma, Inc. He has held various commercial operational roles at Onyx Pharmaceuticals, Jazz Pharmaceuticals Inc., Chiron Corporation (now Novartis) and Millennium Pharmaceuticals. He has experience in management, healthcare and technology consulting at IBM, Teltech Resource Network Corporation and Kohler Company. Mr. Mosbrooker earned his B.S. in industrial engineering from the University of Wisconsin, Madison.

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2018 compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (Named Executive Officers). For 2018, our Named Executive Officers were:

•	Matthew R. Patterson, our Chief Executive Officer (CEO);
•	Natalie Holles, our President(1) and Chief Operating Officer;
•	Thomas Soloway, our Executive Vice President(2) and Chief Financial Officer (CFO);
•	Suyash Prasad, M.B.B.S., F.F.P.M., our Senior Vice President and Chief Medical Officer; and
•	John Gray, Ph.D., our Senior Vice President and Chief Technology Officer(3).
(1)	On May 2, 2018, Ms. Holles was appointed as our President in addition to her existing role as our Chief Operating Officer.
(2)	On February 6, 2019, Mr. Soloway was appointed our Executive Vice President in addition to his existing role as our Chief Financial Officer.
(3)	Until April 16, 2019, Dr. Gray served as our Senior Vice President and Chief Scientific Officer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the compensation committee arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, in 2018, and discusses the key factors that the compensation committee considered in such decision-making.

As of December 31, 2018, we are no longer considered an Emerging Growth Company, as defined by the Jumpstart Our Business Startups Act, or JOBS Act, and, therefore, we now present our first say-on-pay proposal for stockholder consideration, as well as our first full Compensation Discussion and Analysis.

Executive Summary

Who We Are

We are a leading Adeno-Associated Virus (AAV)-based genetic medicines company focused on developing and commercializing innovative products for serious rare neuromuscular diseases.  We are leveraging our AAV gene therapy technology platform and proprietary manufacturing expertise to develop gene therapy programs across three modalities: gene replacement, vectorized exon skipping, and vectorized RNA knockdown.  Our product candidates are showing promising therapeutic profiles in clinical and preclinical studies across a range of neuromuscular diseases.

2018 Business Highlights

2018 was a year marked by significant achievements across our portfolio of gene therapy product candidates, which included establishing a promising clinical profile for AT132, our lead product candidate being developed to treat X-linked Myotubular Myopathy, or XLMTM. In addition to the rapid clinical progress achieved in our AT132 program, we initiated discussions with both the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, under RMAT and PRIME designations, respectively. Our initial discussions focused on establishing the Biologics License Application (BLA) submission pathways for AT132, for which we plan to reach final agreement with both agencies in the third quarter of 2019.

During 2018, we also made substantial progress in building a portfolio of innovative gene therapy product candidates to treat severe, life-threatening neuromuscular diseases. Key among these achievements has been establishing an encouraging preclinical profile for AT845, our product candidate being developed to treat Pompe disease. We plan to file an Investigational New Drug Application (IND) for AT845 in the third quarter of 2019. Earlier this year, we also announced new license and collaboration agreements with Nationwide Children’s Hospital, or NCH, in which we are developing new product candidates to treat Duchenne Muscular Dystrophy, or DMD, and Myotonic Dystrophy, or DM1, two large neuromuscular disease characterized by significant unmet medical need.  We plan to file an IND for A702, our initial product to treat DMD patients with genotypes amenable to exon 2 skipping, in the fourth quarter of 2019, and for DM1 in 2020.

The ability to advance our portfolio of product candidates is enabled by the progress we have made in establishing a fully-integrated AAV gene therapy technology platform, consisting of expertise that spans vector construct engineering, process and analytical development, state-of-the-art large-scale cGMP manufacturing, fill-finish, and QC testing capabilities.  Our current 1,000 liter scale manufacturing operation provides sufficient capacity for global commercialization of our lead program AT132 for XLMTM, as well as continued clinical development of pipeline programs, and the facility is designed for expansion to include up to an additional 8,000 liters of production capacity.  Maintaining this full suite of internal capabilities enables superior control over product development timelines, costs, and intellectual property.

Developing our portfolio of gene therapy product candidates and bringing them to market are critical for our corporate success and the annual performance goals for our executive officers are linked to achievements in these areas, as discussed in greater detail in the section entitled “Compensation Elements – Annual Cash Bonuses” below.

Executive Compensation Results

Based on our overall operating environment, our corporate performance described above, and our general compensation philosophy, the compensation committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2018:

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Base Salaries – Approved annual base salary increases for our Named Executive Officers ranging from 5.1% to 20.6%, including a base salary increase of 13.0% for our CEO to better align executive officer salaries with the competitive market.

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Annual Cash Bonuses – Approved annual cash bonuses with respect to 2018 performance of 80% of our Named Executive Officers’ target annual cash bonus opportunities, including an annual cash bonus for our CEO in the amount of $238,480, equal to 80% of his target annual cash bonus opportunity.

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Long-Term Incentive Compensation – Except for the equity award granted to Ms. Holles as noted below, did not grant any new long-term incentive compensation awards to any of our executive officers, including any of our Named Executive Officers, in 2018. Instead, the compensation committee granted the long-term incentive compensation awards to motivate and retain our Named Executive Officers in November 2017, as discussed in greater detail below in the section entitled “Long-Term Incentive Compensation”.

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Promotion of Ms. Holles – On May 2, 2018, Ms. Holles was appointed as our President in addition to her existing role as our Chief Operating Officer. In connection with her appointment as our President, we increased Ms. Holles’ base salary from $434,000 to $455,000, increased her target annual cash bonus opportunity from 40% to 45% of her base salary and granted her an option to purchase 25,000 shares of our common stock, which vest monthly over four years, subject to her continued service with us as of each vesting date. In addition, the compensation committee approved an amendment of Ms. Holles’ employment agreement to revise the post-employment compensation provisions to reflect her new position. For a description of this amendment, see “Post-Employment and Change in Control Compensation” below.

2019 Changes to Compensation Program – Introduction to Restricted Stock Unit Awards

Beginning in 2019, the compensation committee determined to add restricted stock unit (RSU) awards to our long-term incentive compensation program, with approximately three-quarters of each executive officer’s long-term incentive compensation opportunity granted in the form of options to purchase shares of our common stock and approximately one-quarter of such awards granted in the form of time-based RSU awards.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through the following separate compensation elements:

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We provide the opportunity to participate in our annual cash bonus plan which provides cash payments if we produce short-term financial, operational, and strategic results that meet or exceed the pre-established corporate performance goals as selected by our board of directors, as discussed in greater detail in the section entitled “Compensation Elements – Annual Cash Bonuses” below. The amount of each executive officer’s payment may include the evaluation of his or her individual contributions in achieving those goals and the compensation committee may also consider other significant corporate achievements and individual performance in determining the amount of the cash bonus payments. The compensation committee assessed 2018 performance and submitted its recommended bonus payments to our board of directors for review and approval.

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We grant options to purchase shares of our common stock, which comprise a majority of our target total direct compensation opportunities and the value of which depends entirely on appreciation in the value of our common stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders. As discussed in greater detail below, other than the option grant to Ms. Holles in connection with her promotion, no new options were granted in 2018, but the options granted to each Named Executive Officer in prior years continued to vest in 2018, subject to each Named Executive Officer’s continued service through each applicable vesting date, and such unvested options served as long-term incentive compensation for each Named Executive Officer in 2018.

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Beginning in 2019, we introduced RSU awards into our long-term incentive compensation program. Since RSU awards representing the right to receive shares of our common stock upon settlement have value even in the absence of stock price appreciation, we are able to incent and retain our Named Executive Officers using fewer shares of our common stock. Further, since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards serve as an incentive which aligns the interests of our executive officers with the long-term interests of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive operational execution and long-term growth.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. Given the dynamic nature of our business and the highly competitive San Francisco Bay Area market in which we compete for executive talent, the compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals. The following summarizes our executive compensation and related policies and practices:

What We Do

•	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation practices.
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Retain an Independent Compensation Advisor. The compensation committee has engaged its own compensation consultants to provide information, analysis, and other advice on executive compensation independent of management. The consultants engaged during 2018 performed no other consulting or other services for us in 2018.

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Conduct an Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

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Provide for At-Risk Compensation. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

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Use a Pay-for-Performance Philosophy. Typically, our executive officers’ compensation is directly linked to corporate performance through performance-based annual cash bonuses and long-term incentive compensation in the form of equity awards, which long-term equity awards make up a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price.

•	Engage in Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

What We Do Not Do

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No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

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No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than, from time to time, standard relocation benefits.

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No Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any contractual rights for excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

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No Special Health or Welfare Benefits. We do not provide our executive officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.

•	No “Single Trigger” Vesting We do not include “single trigger” vesting change in control provisions in employee equity awards.

Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting, we will be conducting the following stockholder advisory votes:

•	a non-binding vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote); and
•	a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote).

See Proposals 3 and 4, respectively, in this Proxy Statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Our board of directors is recommending that we hold future Say-on-Pay votes on an annual basis. For additional information about the Say-When-on-Pay vote, see “Proposal 4” above.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executives within the context of responsible cost management;
•	Establish a direct link between our operational results and strategic objectives and the compensation of our executives;
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Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	Offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.

We structure the annual compensation of our executive officers, including our Named Executive Officers, using three principal elements: base salary, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. The compensation committee considers a variety of factors in determining the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.

Compensation-Setting Process

Role of Compensation Committee

The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including our Named Executive Officers. The compensation committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and other executive officers.

In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers and takes into consideration our performance when making decisions with respect to each executive officer’s compensation.

The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter may be found in the Investors + Media section of the Audentes website at www.audentestx.com.

The compensation committee retains an independent compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year.

The compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers, including our Named Executive Officers. In making decisions about the compensation of our executive officers, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;
•	our performance against our financial, operational, and strategic objectives;
•	each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group;
•	the scope of each executive officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;
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the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•	our CEO’s compensation relative to that of our executive officers, and compensation parity among our executive officers;
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the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the compensation committee consider all of the factors (and any other relevant information) in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their recommendations.

The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation recommendations with respect to our executive officers, including our Named Executive Officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies (as described in greater detail in the section below entitled “Compensation-Setting Process – Competitive Positioning”), to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Members of our management assist the compensation committee by providing information on corporate and individual performance, assisting our compensation consultant with the gathering of market compensation data, and communicating management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program design matters, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other executive officers, including our other Named Executive Officers, based on each such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. In certain instances, one or more elements of compensation may be discussed or determined earlier or later than the beginning of each year, if the compensation committee believes such timing is appropriate, as discussed below in “Long-Term Incentive Compensation”.

The compensation committee reviews and discusses our CEO’s proposals and recommendations and considers them as one factor in determining and approving the compensation of our executive officers, including our Named Executive Officers (other than our CEO). Our CEO also attends meetings of our board of directors and the compensation committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee.

In 2018, the compensation committee engaged Radford Consulting, a part of Aon plc (Radford), as its compensation consultant from January through June 2018 to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.

In July 2018, the compensation committee retained Compensia, Inc. (Compensia), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.

During 2018, Radford and Compensia attended the meetings of the compensation committee (both with and without management present) as requested (with Radford attending through June 2018 and Compensia attending from July 2018 through December 2018) and each provided the following services, as applicable:

•	consultation with the compensation committee chair and other members between compensation committee meetings;
•	review, research, and updating of our compensation peer group;
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an analysis of competitive market data based on the compensation peer group for our executive officer positions and evaluation of how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;
•	an analysis of competitive market practice and support in the consideration and finalization of changes to the post-employment compensation arrangements for our executive officers;
•	review and analysis of the compensation arrangements of the non-employee members of our board of directors against the companies in the compensation peer group;
•	an analysis of market practice and support in the consideration and amendment of our post-employment compensation arrangements for our executive officers;
•	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and
•	support on other ad hoc matters throughout the year.

The terms of Radford’s and Compensia’s engagements include reporting directly to the compensation committee chair. Radford and Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2018, neither Radford nor Compensia provided any other services to us.

The compensation committee has evaluated its relationships with Radford and, subsequently, Compensia to ensure that it believes that each such firm is independent from management. This review process included a review of the services that each such compensation consultant provided, the quality of those services, and the fees associated with the services provided during 2018. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Radford or Compensia, respectively, and that Radford and Compensia are independent as addressed in Rule 5605(d)(3) of the Nasdaq Marketplace Rules.

Competitive Positioning

For purposes of assessing our executive compensation in relation to the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of publicly-traded life sciences companies that are similar to us in terms of revenue, market capitalization, stage of development, therapeutic focus, and number of employees.  The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the compensation of our executive officers.

The initial compensation peer group for 2018, which was developed in February 2018 with the assistance of Radford, to analyze the compensation of our executive officers, including our Named Executive Officers, was comprised of the following companies.

Acceleron Pharma Inc.	Epizyme, Inc.	Revance Therapeutics, Inc.
Aduro Biotech, Inc.	Five Prime Therapeutics Inc.	Sangamo Therapeutics, Inc.
Alder BioPharmaceuticals Inc.	Global Blood Therapeutics, Inc.	Spark Therapeutics, Inc.
Atara Biotherapeutics, Inc.	Ignyta, Inc.	Ultragenyx Pharmaceutical Inc.
AveXis, Inc.	Intellia Therapeutics, Inc.	Voyager Therapeutics, Inc.
CytomX Therapeutics, Inc.	MyoKardia Inc.	WAVE Life Sciences Ltd.
Editas Medicine, Inc.	REGENXBIO Inc.	Xencor Inc.

The compensation committee used this compensation peer group, combined with data drawn from the 2017 Radford Global Life Sciences Survey, in connection with its compensation deliberations through September 2018.

In September 2018, the compensation committee directed Compensia to review our then-existing-compensation peer group and evaluate the peer group companies for comparability to determine a suitable peer group to serve as a reference in connection with its executive compensation deliberations with respect to 2019. In evaluating the companies comprising the compensation peer group, Compensia considered the following criteria:

•	publicly-traded companies headquartered in the United States;
•	companies in the genetic medicines, or broader biotechnology or pharmaceutical sector;
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companies with similar market capitalization – within a range of ~0.33x to ~3.0x to our market capitalization as of the peer group determination date of approximately $1.4 billion (approximately $480 million to approximately $4.3 billion);

•	the stage of development of each company’s lead drug candidate (with a preference for companies in Phase 2 or 3);
•	companies with an initial public offering prior to January 2018; and
•	companies with a similar headcount – within a range of ~0.33x to ~3.0 x our estimated August 1, 2018 headcount of approximately 190 employees (approximately 63 to 570 employees).

Based on a review of the analysis prepared by Compensia, the compensation committee approved the following revised compensation peer group:

Acceleron Pharma Inc.	Editas Medicine, Inc.	REGENXBIO Inc.
Aduro Biotech, Inc.	Epizyme, Inc.	Revance Therapeutics, Inc.
Alder BioPharmaceuticals Inc.	Five Prime Therapeutics Inc.	Sangamo Therapeutics, Inc.
Atara Biotherapeutics, Inc.	Global Blood Therapeutics, Inc.	Spark Therapeutics, Inc.
Blueprint Medicines Corp.	Intellia Therapeutics, Inc.	WAVE Life Sciences Ltd.
CRISPR Therapeutics AG	Iovance Biotherapeutics, Inc.	Xencor Inc.
CytomX Therapeutics, Inc.	MyoKardia Inc.

The updated compensation peer group differs from our prior compensation peer group by the addition of Blueprint Medicines, CRISPR Therapeutics, and Iovance Biotherapeutics and the removal of AveXis and Ignyta, each of which was acquired, and Ultragenyx Pharmaceutical and Voyager Therapeutics, each of which was outside the targeted stage of development phase.

The compensation committee used this compensation peer group in connection with its executive compensation deliberations from September 2018 through the date of this Proxy Statement.

The compensation committee uses data drawn from the companies in our compensation peer group, as well as certain data from an appropriate Radford peer or broad executive compensation survey, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target annual cash incentive award opportunities and long-term incentive compensation opportunities. The broad executive compensation surveys provided by Radford are widely used within the technology industry as a source of compensation market intelligence.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonuses	Cash

Designed to motivate our executives to achieve annual business objectives as determined by our board of directors, and individual performance contributions as determined by the compensation committee, and provide financial incentives when we meet or exceed these annual objectives

Long-Term Incentive Compensation	Equity awards in the form of options to purchase shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, market-competitive salaries, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2018, the compensation committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the compensation committee approved base salary increases for each of our executive officers, including each of our Named Executive Officers, effective January 1, 2018, to bring their base salaries to levels that were comparable to similarly-situated executives at the companies in our compensation peer group.

The base salaries of our Named Executive Officers for 2018 were as follows:

Name	2017 Base Salary ($)	2018 Base Salary ($)	Percentage Adjustment (%)
Matthew Patterson	479,780	542,000	13.0
Thomas Soloway	378,525	397,950	5.1
Natalie Holles	378,525	455,000(1)	20.2
Suyash Prasad	376,115	424,000	12.7
John Gray	330,935	399,000	20.6
(1)	Ms. Holles’ annual base salary was increased from $434,000 to $455,000 in connection with her promotion to President in May 2018.

The base salaries paid to our Named Executive Officers during 2018 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We use an annual cash bonus plan to motivate our executive officers, including our Named Executive Officers, to achieve certain annual business goals. In March 2018, the compensation committee approved an annual cash bonus plan for 2018 (the 2018 Annual Cash Bonus Plan) to provide financial incentives to meet or exceed the principal goals set forth in our 2018 annual operating plan (as described below). The 2018 Annual Cash Bonus Plan provided for bonus payments to be funded based on our level of achievement with respect to one or more corporate performance goals (as described below).

Target Annual Cash Bonus Opportunities

For purposes of the 2018 Annual Cash Bonus Plan, cash bonuses were based upon a specific percentage of each participant’s annual base salary. In March 2018, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers. The compensation committee determined that the target annual cash bonus opportunity of our CEO for 2018 should be increased from 50% to 55% of his annual base salary. In addition, the compensation committee determined to maintain the target annual cash bonus opportunities of our other executive officers, including our other Named Executive Officers, for 2018 at their 2017 levels; however, the target annual cash bonus opportunity for Ms. Holles was increased from 40% to 45% in May 2, 2018 when she was appointed as our President in addition to her existing role as our Chief Operating Officer.

In making these decisions, the compensation committee considered the current risks and challenges facing us, as well as the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. In the case of our CEO, the increase to his target annual cash bonus opportunity was determined to be appropriate because it was consistent with the compensation committee’s objective of establishing cash compensation for our executive officers at a competitive market level and in alignment with our current executive compensation philosophy.

The target annual cash bonus opportunities of our Named Executive Officers for 2018 were as follows:

Name	2018 Target Annual Cash Bonus Opportunity (as a percentage of base salary)
Matthew Patterson	55%
Thomas Soloway	40%
Natalie Holles	45%(1)
Suyash Prasad	40%
John Gray	40%
(1)	Ms. Holles’ target annual cash bonus opportunity was increased from 40% to 45% of her annual base salary in connection with her promotion to President in May 2018.

Corporate Performance Goals

Participants in the 2018 Annual Cash Bonus Plan were eligible to receive a bonus payment based upon the attainment of corporate performance goals that were established by our board of directors and which related to operational and strategic metrics that were deemed to be important to value creation. These goals were oriented towards us making meaningful progress on our key product candidates, as well as positioning the Company for the eventual commercialization of those products. In February 2018, our board of directors approved the corporate performance objectives in each of the following categories for purposes of the 2018 Annual Cash Bonus Plan:

•	XLMTM – achieve certain regulatory milestones with the FDA and EMA for AT132 (weighted 40%);
•	Crigler-Najjar – obtain preliminary data from a phase 1/2 study of AT342 and achieve certain regulatory milestones with the FDA and EMA (weighted 20%);
•	Pompe – file an investigational new drug application for AT982 (weighted 20%);
•	Business Development – add a new pipeline program with preclinical proof-of-concept (weighted 10%); and
•	Corporate –complete a follow-on equity financing of a specified dollar amount (weighted 10%).

Each corporate performance goal was weighted according to our board of directors’ assessment of its relative importance to the successful execution of our annual operating plan.

For purposes of the 2018 Annual Cash Bonus Plan, the compensation committee reserved the discretion to consider the level of achievement of a particular performance goal, or other corporate achievements during 2018 when determining the actual funding for the 2018 Annual Cash Bonus Plan. This discretion enables our executive officers to focus on the pre-established corporate goals, while also providing flexibility for our executive officers to be nimble in responding to new developments and setbacks, which is critical in driving growth in a clinical stage genetics medicine company such as ours.

Annual Cash Bonus Payments

In January 2019, the compensation committee reviewed our performance and determined that we had successfully completed 60% of the pre-established 2018 corporate performance goals, comprised of 40% for completion of the XLMTM goal, 10% for the completion of the business development goal, and 10% for the completion of the corporate financing goal. In addition to these pre-established performance goals, the compensation committee noted that the emerging clinical profile in our XLMTM program had exceeded expectations and that initial regulatory interactions were productive in beginning to establish a path to BLA submissions with both the FDA and EMA. The compensation committee noted other important achievements throughout the course of 2018, which included efforts in our Pompe disease program to enable targeting an IND submission in the third quarter of 2019 and the completion of two equity financings that exceeded our annual corporate goal and enabled planned cash runway into 2021. While not part of the pre-established performance goals, each of these accomplishments helped the Company to make progress in areas that will position it for further growth and development in 2019 and beyond.

The compensation committee then reviewed the individual performance of each of our Named Executive Officers and considered an evaluation conducted by our CEO of their (excluding his own) performance during the year. Based on its assessment of this evaluation conducted by our CEO, as well as its own holistic review of the performance of our Named Executive Officers, the compensation committee determined that each of our Named Executive Officers had made important contributions to the progress we had made during the year on the corporate performance goals for 2018 and that we were well-positioned to continue to move forward on the development and commercialization of our products.

Based on its review of our level of completion of the corporate performance goals, the other items achieved during the year, and the individual contributions of our executive officers to these accomplishments, the compensation committee determined that annual cash bonuses should be paid at the 80% level.

In February 2019, the compensation committee presented its findings to our board of directors for final approval of its recommendations for our executive officers. Our board of directors approved the compensation committee’s recommendations and made annual cash bonus payments to our executive officers, including our Named Executive Officers, at 80% of their target annual cash bonus opportunities, consistent with the recommendations of 80% achievement made by the compensation committee.

The following table sets forth the target annual cash bonus opportunities and the actual cash bonus payments made to our Named Executive Officers in February 2019 in respect of performance in 2018:

Name	2018 Base Salary ($)	Target Annual Cash Bonus Opportunity ($)	Actual Annual Cash Bonus Earned ($)
Matthew Patterson	542,000	298,100	238,480
Thomas Soloway	397,950	159,180	127,360
Natalie Holles	455,000(1)	204,750	163,800
Suyash Prasad	424,000	169,600	136,000
John Gray	399,000	159,600	128,000
(1)

Ms. Holles’ annual base salary was increased from $434,000 to $455,000 and her target annual cash bonus opportunity was increased from 40% to 45% of her base salary in connection with her promotion to President in May 2018. Her annual bonus for 2018 was calculated based on her salary of $455,000 and her target bonus opportunity of 45%.

The annual cash bonus payments made to our Named Executive Officers in respect of performance in 2018 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. Historically, these equity awards have been granted in the form of options to purchase shares of our common stock.  We believe that stock options provide an important long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. To broaden the scope of our long-term incentive compensation program, beginning in 2019 we introduced RSU awards as an additional vehicle for delivering long-term incentive compensation opportunities to our executive officers, including our Named Executive Officers.

To date, the compensation committee has not applied a rigid formula in determining the size of its equity awards. Instead, the compensation committee determines the amount of the equity award for each executive officer after taking into consideration a compensation analysis performed by its compensation consultant, the equity award recommendations of our CEO (except with respect to his own award), the amount of equity compensation held by the executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives, and the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above.

In connection with her promotion to President in May 2018, the compensation committee granted Ms. Holles an option purchase 25,000 shares of our common stock. The option granted to Ms. Holles vests over a four-year period, with 1/48th of the number of shares of our common stock subject to the options vesting monthly beginning one month following the vesting commencement date of May 2, 2018, contingent upon Ms. Holles remaining continuously employed by us through each applicable vesting date.

Other than the option granted to Ms. Holles as described above, the compensation committee did not grant any equity awards to any of our executive officers, including any of our Named Executive Officers, in 2018. The compensation committee determined to grant the equity awards for 2018 in November 2017, as described below. Accordingly, the compensation committee believed that such awards, which would be substantially unvested through 2018 and thereafter, would provide appropriate incentive for our executive officers to achieve both our short-term and longer-term performance goals.

In November 2017, after considering an equity analysis of its then-compensation peer group prepared by Radford, which included an evaluation of equity awards at both the 50th and 75th percentiles of the competitive market, as well as the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above, the compensation committee determined to grant equity awards in the form of options to purchase shares of our common stock to our executive officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning and which also recognized the performance of each of our executive officers. The stock options granted to our Named Executive Officers in November 2017 were as follows: Mr. Patterson, 225,000 shares; Ms. Holles, 100,000 shares; Mr. Soloway, 75,000 shares; Dr. Prasad, 75,000 shares; and Dr. Gray 75,000 shares.

These options to purchase shares of our common stock vest over a four-year period, with 1/48th of the number of shares of our common stock subject to the options vesting monthly beginning one month following the vesting commencement date of November 16, 2017, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.

Health and Welfare Benefits

Our executive officers, including our Named Executive Officers, are eligible to receive the same employee benefits that are generally available to our employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.

We maintain a Section 401(k) retirement savings plan (the Section 401(k) Plan) that provides eligible U.S. employees, including our executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual limits as set under the Code. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Currently, we match in cash 100% of a participant’s Section 401(k) contributions, subject to a cap of 2% of eligible compensation. In addition, we provide a 3% non-elective contribution on eligible compensation.

The Section 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to our Section 401(k) Plan and earnings and matching amounts on those contributions are not taxable to the employees until distributed from the plan.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Agreements

We entered into written employment agreements and employment offer letters with our executive officers, including our Named Executive Officers, in connection with their initial employment with us.

These employment agreements with our Named Executive Officers were superseded and replaced in their entirety by new employment agreements which were entered into and effective as of March 9, 2018, with the new employment agreement for Ms. Holles entered into in September 2018 in connection with her promotion, as described in greater detail below in the section entitled “Post-Employment and Change in Control Compensation.” We refer to these employment agreements, together with the employment agreements we have entered into with our other executive officers, as the Current Employment Agreements. Each of the Current Employment Agreements, like the prior employment agreements with our Named Executive Officers, provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause). The Current Employment Agreements also set forth the compensation arrangements for each executive officer, including his or her then-current base salary, then-current target annual cash bonus opportunity (expressed as a percentage of his or her base salary), participation in our employee benefit programs, eligibility for future equity awards, and reimbursement for all reasonable and necessary business expenses. The Current Employment Agreements also require the executive officer to confirm that he or she has executed our Executive Invention Assignment and Confidentiality Agreement.

The Current Employment Agreements also provide that the executive officer will be eligible to receive certain severance payments and benefits in connection with certain terminations of employment, including in connection with a change in control of the Company. These post-employment compensation arrangements are discussed in “Post-Employment and Change in Control Compensation” below.

Post-Employment and Change in Control Compensation

The Current Employment Agreements provide our executive officers, including our Named Executive Officers, with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of the Company.

Given the nature and competitiveness of our industry, the compensation committee believes these post-employment compensation arrangements are essential elements of our executive compensation program and assist us in recruiting, retaining, and developing key management talent. Our change-in-control payments and benefits are intended to allow our executive officers, including our Named Executive Officers, to focus their attention on our business operations in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on the executive officer’s own job security, and to allow for a smooth transition in the event of a change in control of the Company. We also believe that these arrangements help maintain the continued focus and dedication of our executive officers to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company and a potential loss of employment for the executive officer.

If an executive officer, including our Named Executive Officers, is terminated for “cause” or in the event of such executive officer’s death, “disability” or voluntary separation from service at any time and for any reason, such executive officer will be entitled to receive (i) any earned but unpaid base salary and earned but unpaid time off, (ii) other unpaid and then vested amounts, including any amount payable to the executive officer under the specific terms of any agreements, plans or awards in which such executive officer participates and (iii) reimbursement for all reasonable and necessary expenses incurred in connection with such executive officer’s performance of services on our behalf in accordance with our applicable policies and guidelines, in each case as of the effective date of such separation from service. The compensation referred to in (i)-(iii) above is collectively referred to as Accrued Compensation.

If an executive officer, including our Named Executive Officers other than our CEO, is terminated without cause or resigns for “good reason,” and such executive officer delivers to us a signed general release of claims, such executive officer will be entitled to receive (i) the Accrued Compensation, (ii) a lump sum cash payment in an amount equal to nine months of such executive officer’s base salary (12 months in the case of our President), (iii) a lump sum cash payment equal to 75% of their target bonus (100% in the case of our President) for the then current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which such executive officer’s termination of employment occurs, and (iv) reimbursement for any monthly COBRA premium payments for 12 months, subject to certain limitations.

If an executive officer, including our Named Executive Officers other than our CEO, is terminated without cause or resigns for good reason, in each case during the period of time commencing 90 days prior to the execution of a definitive agreement providing for the consummation of a change in control and ending on the first anniversary of the consummation of such change in control, and provided that such executive officer delivers to us a signed general release of claims, such executive officer will be entitled to receive (i) the Accrued Compensation, (ii) a lump sum cash payment in an amount equal to 18 months of his base salary (21 months for our President), (iii) a lump sum payment equal to 150% (175% for our President) of such executive officer’s target bonus for the then current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which such executive officer’s termination of employment occurs, (iv) reimbursement for any monthly COBRA premium payments for 18 months (21 months for our President), subject to certain limitations, (v) accelerated vesting of 100% of the unvested stock or equity awards granted to such executive officer pursuant to the terms of the employment or offer letter agreement, if any.

If our CEO is terminated without cause or resigns for “good reason,” and our CEO delivers to us a signed general release of claims, our CEO will be entitled to receive (i) the Accrued Compensation, (ii) a lump sum cash payment equal to 12 months of our CEO’s base salary, (iii) a lump sum cash payment equal to 100% of his target bonus for the then current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which our CEO’s termination of employment occurs, and (iv) reimbursement for any monthly COBRA premium payments for 12 months, subject to certain limitations.

If our CEO is terminated without cause or resigns for good reason, in each case during the period of time commencing 90 days prior to the execution of a definitive agreement providing for the consummation of a change in control and ending on the first anniversary of the consummation of such change in control, provided that he delivers to us a signed general release of claims, he will be entitled to receive (i) the Accrued Compensation, (ii) a lump sum cash payment in an amount equal to 24 months of his base salary, (iii) a lump sum payment equal to 200% of his target bonus for the then current fiscal year and paid when annual bonuses are otherwise paid to active employees, but no later than March 15 of the year following the year in which his termination of employment occurs, (iv) reimbursement for any monthly COBRA premium payments for 24 months, subject to certain limitations, and (v) accelerated vesting of 100% of the unvested stock or equity awards granted to the CEO pursuant to the terms of the employment agreement, if any.

Under the employment agreements, “cause” generally means (i) failure to satisfactorily perform duties after there has been delivered a written demand for performance which describes the specific deficiencies in performance and the specific manner in which performance must be improved, and which provides 30 business days from the date of notice to remedy such performance deficiencies; (ii) conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which our board of directors believes has had or will have a detrimental effect on our reputation or business, (iii) engaging in an act of gross negligence or willful misconduct in the performance of employment obligations and duties, (iv) committing an act of fraud against, material misconduct or willful misappropriation of property belonging to us; (v) engaging in any other misconduct that has had or will have a material adverse effect on our reputation or business; or (vi) breach of our material written policies, the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the our trade secrets or proprietary information.

Under the employment agreements, “change in control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the total voting power of all its then outstanding voting securities; (ii) our merger or consolidation in which our voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of our assets or our liquidation or dissolution.

Under the employment agreements, “disability” has the meaning set forth in Section 22(e)(3) of the Code.

Under the employment agreements, “good reason” means any of the following taken without the written consent of the executive officer, including our Named Executive Officers, and provided (i) we receive, within 30 days following the occurrence of any of the events set forth in clauses (a) through (d) below, written notice from the executive officer specifying the specific basis for the executive officer’s belief that the executive officer is entitled to terminate employment for Good Reason, (ii) we fail to cure the event constituting Good Reason within 30 days after receipt of such written notice of the event, and (iii) the executive officer terminates employment within the earlier of 10 days following expiration of such cure period or receipt from us that such deficiencies will not be cured: (a) a material change, adverse to the executive officer, in the executive officer’s position, titles, offices or duties; (b) following a change in control of us, the executive officer is not a Section 16 officer of us or our ultimate parent, or if the ultimate parent is not a public company with the executive not reporting to the chief executive officer of the ultimate parent company, if that executive served as a Section 16 officer of us prior to the change in control, (c) an assignment of any significant duties to the executive officer that are inconsistent with the executive officer’s positions or offices held; (d) a decrease in base salary and target bonus, combined, by more than 10% (other than in connection with a general decrease in the cash compensation of all other executive officers); or (e) relocation to a facility or a location more than 25 miles from the then-current location.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, including a Named Executive Officer, such individual is entitled to receive either: payment of the full amounts specified in the policy to which he or she is entitled; or payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him or her receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control of the Company are essential to attracting and retaining highly-qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our executive officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

Amendment of Ms. Holles’ Post-Employment Compensation Arrangements

In September 2018, the compensation committee approved the amendment of the post-employment compensation arrangements for Ms. Holles to reflect her promotion from Chief Operating Officer to President and Chief Operating Officer of the Company. This amendment enhanced her post-employment compensation arrangements to provide that in the event of her termination of employment by us without cause or by her for good reason, in either case not involving a change in control of the Company, she will be eligible to receive the following benefits, that are also summarized above:

•	a lump sum cash payment equal to 12 months of her then-current base salary;
•	a lump sum cash payment equal to 100% of her target bonus for the then-current fiscal year; and
•	reimbursement for COBRA coverage for her and her eligible dependents for a period of up 12 months.

In addition, this amendment also provided that in the event of her termination of employment by us without cause or by her for good reason during the period beginning 90 days prior to and ending on the first anniversary of a change in control of the Company, she will be eligible to receive:

•	a lump sum cash payment equal to 21 months of her then-current base salary;
•	a lump sum cash payment equal to 175% of her target bonus for the then-current fiscal year;
•	reimbursement for COBRA coverage for her and her eligible dependents for a period of up 21 months; and
•	acceleration as to 100% of the then-unvested portion of any then-outstanding equity awards previously granted to her.

For an estimate of the potential payments and benefits that our Named Executive Officers would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2018, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Equity Award Grant Policy

Equity awards granted to newly-hired employees are effective as of the later of the date the individual commences work or service with us or the grant approval date. Equity awards granted to existing employees and others providing services to us are effective as of the grant approval date. The terms of each equity award, including the date of grant, the corresponding exercise or purchase price, the vesting conditions, the term of such award, and the number of shares of our common stock subject to such award, as applicable, are approved by our board of directors or the compensation committee, as applicable. In addition, the exercise price for options to purchase shares of our common stock may not be less than the fair market value of our common stock as of the close of business on the effective date of the option.

Compensation Recovery Policy

We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging Prohibitions

Under our Insider Trading Policy, our employees, officers, and the non-employee members of our board of directors are prohibited from acquiring, selling, or trading in any interest or position relating to the future price of our securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program. These considerations are not solely determinative, however, in our compensation decisions.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to our stockholders under the Exchange Act in any taxable year, and each person who was a “covered employee” for any taxable year beginning after December 31, 2016. Remuneration in excess of $1 million and all remuneration paid to the chief financial officer is exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) with respect to taxable years beginning on or before December 31, 2017 and is payable pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date.

In addition, as a result of a transition rule applicable to newly-public companies, the Section 162(m) deduction limit generally does not apply to compensation paid pursuant to an arrangement that was in existence prior to our initial public offering and disclosed in our public filings. The status of the applicability of the transition rule is unclear, however, in light of the revisions to Section 162(m) under the Tax Cuts and Jobs Act enacted on December 22, 2017.

In approving the amount and form of compensation for our Named Executive Officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, approve compensation for our Named Executive Officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

While the transition relief applicable to certain binding written performance-based compensation arrangements that were in effect as of November 2, 2017, as well as potential transition rule relief for newly-public companies, may help minimize the effect of the Section 162(m) deduction limit in the short-term, we expect that, going forward, some portion of our Named Executive Officers’ compensation might not be fully deductible by us for federal income tax purposes. As final guidance and regulations relating to Section 162(m), as amended, have not been issued, no assurance can be given that compensation will qualify for this transitional relief or that the transition rule for newly-public companies will continue to be available. We will continue to monitor developments with respect to Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our Named Executive Officers for services rendered during the years ended December 31, 2018, 2017 and 2016 (except for Suyash Prasad and John Gray, who became Named Executive Officers for the first time in 2018 and, therefore, only information for the year ended December 31, 2018 is included).

Name and Principal Position	Year	Salary ($)	Option Award ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Matthew Patterson	2018	542,000	—	238,480	780,480
Chief Executive Officer	2017	479,780	6,207,510	239,890	6,927,180
	2016	441,760(3)	—	207,000	648,760
Thomas Soloway	2018	397,950	—	127,360	525,310
Executive Vice President and	2017	378,525	2,207,274	151,410	2,737,209
Chief Financial Officer(4)	2016	360,500	—	108,150	468,650
Natalie Holles	2018	448,211(5)	611,413	163,800	1,223,424
President and Chief	2017	378,525	3,029,347	151,410	3,559,282
Operating Officer	2016	360,500	—	102,743	463,243
Suyash Prasad	2018	424,000	—	136,000	560,000
Senior Vice President and Chief Medical Officer
John Gray	2018	399,000	—	128,000	527,000
Senior Vice President and Chief Technology Officer
(1)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the Named Executive Officers during the years ended December 31, 2018, 2017 and 2016 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our Named Executive Officers from the options.

(2)

Represents amounts paid in February 2019 in respect of performance in 2018. For additional information regarding the non-equity incentive plan compensation, see “Compensation Discussion and Analysis” above.

(3)	In August 2016, Mr. Patterson’s base salary was increased from $416,000 to $460,000.
(4)	On February 6, 2019, Mr. Soloway was appointed as our Executive Vice President in addition to his existing role as our Chief Financial Officer.
(5)	Ms. Holles’ annual base salary was increased from $434,000 to $455,000 in connection with her promotion to President in May 2018.

Grants of Plan-Based Awards During Fiscal Year 2018

The following table presents information concerning each grant of an award made to the Named Executive Officers during the fiscal year ended December 31, 2018 and possible payouts of non-equity incentive awards under any of our incentive plans or equity plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)	All Other Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share) (2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Matthew Patterson	3/16/2018	298,100(4)	—	—	—
Thomas Soloway	3/16/2018	159,180(5)	—	—	—
Natalie Holles	3/16/2018	173,600(6)	—	—	—
	5/7/2018	—	25,000	24.46	611,413
Suyash Prasad	3/16/2018	169,600(7)	—	—	—
John Gray	3/16/2018	159,600(8)	—	—	—
(1)

Amounts represent the “Target” amount of each award. There was no set “Threshold” or “Maximum” performance bonus amounts established with respect to our 2018 non-equity incentive plan compensation. In February 2019, our compensation committee awarded non-equity incentive plan awards based on achievement of our 2018 performance goals. The actual amounts paid to each of our Named Executive Officers for 2018 are set forth in the individual footnotes below. For more information regarding the 2018 non-equity incentive plan compensation awards see “Compensation Discussion and Analysis” included elsewhere in this Proxy Statement.

(2)

Except as otherwise noted below and consistent with the provisions of our 2016 Equity Incentive Plan in effect at the date of grant, all options reflected in the table had an exercise price equal to the closing sales price of our common stock as reported by The NASDAQ Global Market on the grant date. All options were granted under the 2016 Equity Incentive Plan.

(3)

The amounts reported in this column represent the aggregate grant date fair value of the stock options granted under our 2016 Equity Incentive Plan to our Named Executive Officers during the fiscal year ended December 31, 2018 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 8 to our consolidated financial statements included in our fiscal year 2018 Annual Report on Form 10-K for the year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by our Named Executive Officers from the awards.

(4)	On February 6, 2019, the compensation committee awarded Mr. Patterson a performance bonus of $238,480 based upon achievement of our 2018 performance goals.
(5)	On February 6, 2019, the compensation committee awarded Mr. Soloway a performance bonus of $127,360 based upon achievement of our 2018 performance goals.
(6)

Ms. Holles’ annual cash bonus target was subsequently increased from $173,600 to $204,750 in connection with her promotion to President in May 2018. On February 6, 2019, the compensation committee awarded Ms. Holles a performance bonus of $163,800 based upon achievement of our 2018 performance goals.

(7)	On February 6, 2019, the compensation committee awarded Dr. Prasad a performance bonus of $136,000 based upon achievement of our 2018 performance goals.
(8)	On February 6, 2019, the compensation committee awarded Dr. Gray a performance bonus of $128,000 based upon achievement of our 2018 performance goals.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options held as of December 31, 2018.

		Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date
Matthew Patterson	81,751(2)	—	$0.78	9/25/2023
	69,465(2)	—	2.19	2/4/2025
	142,367(3)	47,452	9.50	12/18/2025
	95,833(4)	104,167	15.26	1/25/2027
	60,937(4)	164,063	27.39	11/16/2027
Thomas Soloway	142,367(2)	47,452	2.77	11/6/2025
	4,695(3)	1,568	9.50	12/18/2025
	38,333(4)	41,667	15.26	1/25/2027
	20,312(4)	54,688	27.39	11/16/2027
Natalie Holles	129,141(2)	35,588	2.77	11/6/2025
	4,695(3)	1,568	9.50	12/18/2025
	55,104(4)	59,896	15.26	1/25/2027
	27,083(4)	72,917	27.39	11/16/2027
	3,645(4)	21,355	36.39	5/7/2028
Suyash Prasad	50,870(2)	—	0.78	2/18/2024
	21,697(2)	2,520	2.19	5/27/2025
	35,590(3)	11,864	9.50	12/18/2025
	33,541(4)	36,459	15.26	1/25/2027
	20,312(4)	54,688	27.39	11/16/2027
John Gray	71,669(2)	—	1.05	9/17/2024
	16,074(2)	1,865	2.19	5/27/2025
	42,711(3)	14,234	9.50	12/18/2025
	33,541(4)	36,459	15.26	1/25/2027
	20,312(4)	54,688	27.39	11/16/2027

(1)

The outstanding option awards granted prior to our initial public offering were granted under our 2012 Equity Incentive Plan; after July 18, 2016, outstanding option awards were granted under our 2016 Equity Incentive Plan. If the Named Executive Officer is terminated without cause or resigns for good reason during the period beginning 90 days prior to and ending on the first anniversary of a change in control of our company, 100% of the then-unvested shares underlying the option will vest.

(2)

Vests with respect to 25% of the shares underlying the option on the one-year anniversary of the vesting commencement date and the remaining 75% of the shares underlying the option vest in 12 equal quarterly installments thereafter.

(3)

Vests in equal quarterly installments over four years. If the Named Executive Officer is terminated without cause or resigns for good reason during the period beginning 90 days prior to and ending on the first anniversary of a change in control of our company, 100% of the then-unvested shares underlying the option will vest.

(4)	Vests in equal monthly installments over four years.

Stock Option Exercises and Stock Vested During Fiscal Year 2018

The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options during the fiscal year ended December 31, 2018.

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Matthew Patterson	181,000	6,219,950
Thomas Soloway	—	—
Natalie Holles	5,090	178,125
Suyash Prasad	30,000	1,029,639
John Gray	87	3,389

(1)

The value realized on exercise reflects the difference between the fair market value of our common stock at the time of exercise on the exercise date and the exercise price of the option. Amounts shown are presented on an aggregate basis for all exercises that occurred during the fiscal year ended December 31, 2018.

Pension Benefit Plans and Deferred Compensation Plans

We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans to our Named Executive Officers. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

Employment Agreements, Termination and Change in Control Arrangements

Please see the sections above entitled “Employment Agreement” and “Post-Employment and Change in Control Compensation” for a description of the terms of our employment agreements with our Named Executive Officers, including severance and change protections.

Potential Payments upon Termination or Change in Control

In the table below, we have estimated the potential cost to us of the compensation to which each Named Executive Officer would be entitled to upon termination or a change of control, assuming that the triggering event took place on December 31, 2018 (the last business day of 2018).

	Termination without Cause or for Good Reason				Termination in Connection with a Change in Control
Named Executive Officer	Cash Payments ($)(1)	Bonus Payment ($)(3)	Contin- uation of Benefits($)	Total ($)	Cash Payments ($)(1)	Bonus Payment ($)(3)	Contin- uation of Benefits ($)	Value of Accel- erated Vesting ($)	Total ($)
Matthew Patterson	601,531	298,100	31,263	930,894	1,143,531	596,200	62,526	1,361,144	3,163,401
Thomas Soloway	344,378	119,385	29,012	492,775	642,841	238,770	43,517	1,151,514	2,076,642
Natalie Holles	507,093	204,750	—	711,843	848,343	358,313	—	1,041,844	2,248,500
Suyash Prasad	366,921	127,200	31,263	525,384	684,921	254,400	46,895	409,408	1,395,624
John Gray	339,235	119,700	31,263	490,198	638,485	239,400	46,895	424,891	1,349,671

(1)	The amount related was determined based on the base salaries in effect on December 31, 2018 and included accrued personal time off as of December 31, 2018.
(2)	The bonus payment amount was determined based on target bonus amounts for 2018.
(3)

The value of accelerated vesting is calculated based on the per share closing price of our common stock as of December 31, 2018 less, if applicable, the exercise price of each outstanding stock option.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of the compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

In reliance on the reviews and discussions referred to above and the review and discussion of the section captioned “Compensation Discussion and Analysis” with our management, our compensation committee has recommended to our board of directors that the section captioned “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee

Louis Lange (Chair)

Mark Goldberg

Julie Anne Smith

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

We currently maintain the following equity compensation plans that provide for the issuance of shares of our common stock to our officers and other employees, directors and consultants, each of which has been approved by our stockholders: the 2012 Equity Incentive Plan (as amended, the “2012 Plan”), the 2016 Equity Incentive Plan (the “2016 Plan”), the 2016 Employee Stock Purchase Plan (the “ESPP”) and the 2018 Equity Inducement Plan (the “2018 Plan”).

The following table includes information as of December 31, 2018 for equity compensation plans:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by stockholders	4,835,901	(1)	$18.71	1,320,685	(3)
Equity compensation plans not approved by stockholders	58,300	(2)	$25.09	1,191,700	(4)
Total	4,894,201		$18.79	2,512,385

(1)	Of these shares, 1,415,540 were subject to options then outstanding under the 2012 Plan and 3,420,361 were subject to options then outstanding under the 2016 Plan.
(2)	These 58,300 shares were subject to options then outstanding under the 2018 Plan.
(3)

Represents 1,320,685 shares of common stock available for issuance under the 2016 Plan. The number of shares reserved for issuance under the 2016 Plan increase automatically on January 1 of each calendar year continuing through the tenth calendar year during the term of the 2016 Plan by a number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31. However, the board of directors at its discretion may reduce the amount of increase in any particular year. The additional shares from the annual increases on January 1, 2019 are not included in the table above.

(4)

Represents 1,191,700 shares of common stock available for issuance under the 2018 Plan. Our 2018 Plan provides the issuance of non-qualified stock options and other equity-based awards to induce highly-qualified prospective officers and employees to become employed by us. The total number of shares of common stock reserved and available for grant and issuance pursuant to the 2018 Plan is 1,250,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2019 for:

•	each of our directors;
•	each of our Named Executive Officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 43,700,171 shares of common stock issued and outstanding as of March 15, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 15, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table on the following page is c/o Audentes Therapeutics, Inc., 600 California Street, 17th Floor, San Francisco, California 94108.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Entities affiliated with Wellington Management Group LLP(1)	3,381,070	7.7
FMR LLC (2)	3,151,884	7.2
Partner Fund Management, LP(3)	3,044,485	7.0
Entities affiliated with Redmile Group, LLC(4)	2,301,667	5.3
BlackRock, Inc.(5)	2,974,591	6.8
Directors and Named Executive Officers
Matthew Patterson(6)	790,766	1.8
Thomas Soloway(7)	248,160	*
Natalie Holles(8)	282,951	*
Suyash Prasad(9)	191,374	*
John Gray(10)	204,237	*
Mark Goldberg(11)	10,125	*
Jennifer Jarrett(12)	20,500	*
Louis Lange(13)	404,933	*
Scott Morrison(14)	51,635	*
Thomas Schuetz(15)	131,386	*
Julie Smith(16)	23,500	*
All executive officers and directors as a group (13 persons)(17)	2,359,480	5.3
*	Represents beneficial ownership of less than one percent.
(1)

Based solely on Amendment No. 1 to the Schedule 13G filed by Wellington Management Group LLP on February 12, 2019. Represents 3,381,070 shares held by Wellington Management Company LLP. Wellington Management Group LLP is the parent holding company of Wellington Group Holdings LLP, which is the owner of Wellington Investment Advisors Holdings LLP, which controls directly and indirectly through Wellington Management Global Holdings, Ltd, the Wellington Investment Advisors. Wellington Investment Advisors comprises Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd, and Wellington Management Australia Pty Ltd. The shares noted above are owned of record by clients of the Wellington Investment Advisers, who may be deemed to share voting and investment power over the shares. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(2)

Based on Amendment No. 4 to the Schedule 13G filed by FMR LLC and Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC, on February 13, 2019, representing shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Pursuant to a voting agreement and their ownership of voting common shares of FMR LLC, members of the Johnson family, including Abigail P. Johnson, may be deemed to form a controlling group with respect to FMR LLC. The address for each of the entities and individuals listed above is 245 Summer Street, Boston, MA 02210.

(3)

Based on Amendment No. 1 to the Schedule 13G filed by Partner Fund Management, L.P. (“PFM”) on February 14, 2019, jointly with Partner Fund Management GP, LLC (“PFM-GP”), Partner Investment Management, L.P. (“PIM”), Partner Investment Management GP, LLC (“PIM-GP”), Brian D. Grossman and Christopher M. James. Represents 3,044,485 shares of common stock held by Healthcare Emerging Growth Master Fund, L.P., a Cayman Islands limited partnership (“HEGM”), PFM Healthcare Master Fund, L.P., a Cayman Islands limited partnership (“HCM”), PFM Healthcare Long Master Fund, L.P., a Cayman Islands limited partnership (“HCLM”), PFM Therapeutics Master Fund, L.P., a Cayman Islands limited partnership (“TM”), and PFM Healthcare Principals Fund, L.P., a Delaware limited partnership (“HCP” and, collectively with HEGM, HCM, HCLM and TM, the “Funds”). Of these shares, PIM and PIM-GP may be deemed to beneficially own 23,226 shares; and PFM and PFM-GP may be deemed to beneficially own 3,021,259 shares. PFM is the investment advisor for the Funds other than HCP. PIM is the investment advisor for HCP. PFM-GP and PIM-GP are, respectively, the general partners of PFM and PIM. Mr. Grossman is the portfolio manager for the health care strategy for the Funds. Mr. James is the chief investment officer for PIM and PFM and member manager of PFM-GP and PIM-GP.  The address of the principal business office of each of the reporting persons is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.

(4)

Based on the Schedule 13G filed by Redmile Group, LLC on February 14, 2019. Represents 2,301,667 shares of common stock owned by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC, which shares may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and/or separately managed accounts. Jeremy C. Green is the principal of Redmile Group, LLC.  The address of Redmile Group, LLC is One Letterman Drive, Building D, Suite D3-300, The Presidio, San Francisco, California 94129.

(5)

Based on the Schedule 13G filed by BlackRock, Inc. on February 8, 2019. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock beneficially held by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

Represents (i) 118,700 shares held by Mr. Patterson, (ii) 171,814 shares of common stock held by the Matthew R. Patterson Revocable Trust, of which Mr. Patterson is Trustee and (ii) 500,252 shares underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.

(7)	Represents 248,160 shares underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(8)	Represents (i) 33,390 shares of common stock and (ii) 249,561 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(9)	Represents (i) 18,236 shares of common stock and (ii) 173,138 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019
(10)	Represents 204,150 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(11)	Represents 10,125 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(12)	Represents 20,500 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(13)

Represents (i) 325,799 shares held by Mr. Lange, (ii) 17,678 shares held by Amygdala Lange Trust, of which Mr. Lange’s domestic partner is a trustee, (iii) 558 shares held by Lange Minors’ Trust, of which Mr. Lange’s domestic partner is a trustee, (iv) 32,343 shares held by Asset Management Ventures Fund, L.P., of which Mr. Lange is a general partner, and (v) 3,555 shares held by Camp Lowell, LLC, of which Mr. Lange is president, and (vi) 25,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.

(14)	Represents 51,635 shares underlying options to purchase common stock that are exercisable with 60 days of March 15, 2019.
(15)	Represents (i) 89,695 shares of common stock and (ii) 41,691 shares underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(16)	Represents 23,500 shares underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.
(17)	Represents (i) 811,768 shares of common stock and (ii) 1,547,712 shares underlying options to purchase common stock that are exercisable within 60 days of March 15, 2019.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

From January 1, 2018 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal One” and “Executive Compensation” above.

Review, Approval or Ratification of Transactions with Related-Parties

We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Audentes Therapeutics, Inc., 600 California Street, 17th Floor, San Francisco, California 94108.

To be timely for our 2020 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 23, 2020 and not later than the close of business on March 24, 2020. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2020 Annual Meeting of Stockholders must be received by us not later than December 27, 2019 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2018, other than one Form 4 covering one transaction filed late for Mark Goldberg and one Form 4 covering two transactions filed late for Mary Newman.

Available Information

We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

600 California Street, 17th Floor

San Francisco, California 94108

Attn: Corporate Secretary

The Annual Report on Form 10-K is also available in the Investors + Media section of the Audentes website at www.audentestx.com.

“Householding” – Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our Annual Report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of Annual Report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, Annual Report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report on Form 10-K and other proxy materials, you may write our Corporate Secretary at 600 California Street, 17th Floor, San Francisco, California 94108, or call (415) 818-1001.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or Annual Report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Corporate Secretary at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E73514-P22816 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AUDENTES THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Scott Morrison
02) Matthew Patterson
03) Julie Anne Smith

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR for the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To determine by a non-binding advisory vote on whether future non-binding advisory votes on the compensation of our named executive officers should be held every one, two or three years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. **If no direction is made, this proxy will be voted "FOR ALL" for Proposal 1 and "FOR" Proposals 2 and 3 and "1 YEAR" for Proposal 4.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E73515-P22816

AUDENTES THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 7, 2019, 9:00 AM, Pacific Time (PT)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Matthew Patterson and Thomas Soloway, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AUDENTES THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PT on June 7, 2019, at the Company Headquarters at 600 California St., 17th Floor, San Francisco, CA 94108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

recommendations.  Continued and to be signed on reverse side